Exhibit 99.1

Contact:	Richard T. Haston	For Immediate Release
662-324-4258

CADENCE FINANCIAL CORPORATION RECLASSIFIES

FIRST QUARTER SECURITIES TRANSACTIONS

AND RESTATES FIRST QUARTER RESULTS

STARKVILLE, Miss. (July 20, 2007) – Cadence Financial Corporation (NASDAQ: CADE) today announced that it will revise its earnings for the first quarter of 2007 based on a recent alert from The Center for Audit Quality of the American Institute of Certified Public Accountants (AICPA) and interpretations by the Securities and Exchange Commission (SEC) regarding the proper application of the provisions and intent of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities” (SFAS 159).

SFAS 159 was released on February 15, 2007, and permitted early adoption retroactive to January 1, 2007, if the early adoption was made before April 30, 2007, and before the issuance of any interim financial statements. Cadence elected the early adoption of SFAS 159 after a thorough review of its balance sheet and after consulting with its independent registered public accountant, its audit committee and its Board of Directors. As part of Cadence’s adoption of SFAS 159, it reclassified approximately $168 million in fixed rate collateralized mortgage obligations (CMOs) and adjustable rate mortgage-backed securities from ‘available for sale’ to ‘held for trading’ and recorded a $726,000 mark-to-market gain in the first quarter of 2007, as reported in its press release on April 24, 2007. In accordance with SFAS 159, Cadence also reclassified $3.1 million as an ‘unrealized loss on investment securities’ from ‘other accumulated comprehensive income (loss)’ to retained earnings as of January 1, 2007. This had no effect on total capital since both accounts are included in the capital section of the balance sheet. The reclassified trading securities were sold early in the second quarter and the proceeds were reinvested in higher yield government agency securities. Cadence did not elect the fair value option for the higher yield replacement securities.

The alert by the AICPA and subsequent comments from the SEC staff created uncertainty about the proper application of SFAS 159 to certain transactions. After further analysis and review by the audit committee and the Board of Directors, and consultation with its independent registered public accountant, Cadence concluded that its application of the provisions and intent of SFAS 159 to the first quarter

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CADE Reclassifies First Quarter Securities Transactions and Restates First Quarter Results

July 20, 2007

security reclassification may not be considered a proper application of SFAS 159, given the timing of the sale of the reclassified securities and Cadence’s decision not to elect the fair value option for the replacement securities. As a result, Cadence will rescind its application of SFAS 159 to the securities previously reclassified from the available for sale account to the trading account as reported in its first quarter 2007 press release and Form 10-Q and will restate first quarter net income to $103,000, or $0.01 per share, from previously reported net income of $3.7 million, or $0.31 per share. Accordingly, investors should no longer rely on the information and financial statements in the first quarter press release dated April 24, 2007, the Form 8-K filed with the SEC on April 24, 2007, and the first quarter Form 10-Q filed with the SEC on May 9, 2007. The Company will file a revised Form 10-Q reflecting the restatement. There will be no negative impact on total capital from the previously reported amounts and the restatement will not affect other previously issued quarterly financial statements, or have an adverse impact on future periods.

“Cadence elected to adopt SFAS 159 based on sound business reasons,” stated Lewis F. Mallory, Jr., Chairman and Chief Executive Officer of Cadence Financial Corporation. “We sold lower yielding investment securities and invested the proceeds in higher yielding securities. The early adoption election also provided Cadence an opportunity to decrease the duration of its security portfolio, reduce the negative convexity inherent in mortgage-backed securities and CMOs, improve cash flow predictability and increase our average yield on investment securities.

“Although, in our opinion, we complied with the technical requirements of SFAS 159, recent information from the AICPA and comments from the SEC staff created uncertainty regarding our application of SFAS 159 to our first quarter reclassification of certain investment securities. It is very disappointing that the Financial Accounting Standards Board would issue SFAS 159 with the early adoption option and subsequently have other related regulatory bodies begin questioning the early adoption because of their interpretation of the “spirit and intent” of this statement. As of the date of this release, no agency has issued any official guidance on this issue.

“Our decision to rescind the application of SFAS 159 to this transaction will have no effect on Cadence’s cash flow, strong financial condition or our book value. Also, our Board of Directors does not expect that it will have any impact on our dividends. We expect future earnings to be increased by approximately $1.0 million per year (pre-tax) as a result of our reinvestment in higher yield securities. In addition, we expect the replacement securities will reduce future risks to Cadence related to interest rate changes, and premium and call risks associated with the securities that were sold,” concluded Mr. Mallory.

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CADE Reclassifies First Quarter Securities Transactions and Restates First Quarter Results

July 20, 2007

Cadence expects to file an amended Form 10-Q for the first quarter ended March 31, 2007, by July 25, 2007. The Company plans to release its results for the second quarter ended June 30, 2007, on July 24, 2007.

About Cadence Financial Corporation

Cadence Financial Corporation is a $1.9 billion financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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